EXHIBIT 10.6

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of November 10, 2008 (this “Agreement”), is made by and among My Screen Mobile, Inc., a Delaware corporation (“Buyer”) and LBS Ventures, Inc. (“Seller”).
Recitals

WHEREAS, Seller owns all technology, intellectual property and assets related to a technology known as “Geo Loc” (the “Business”);

WHEREAS, Buyer is interested in acquiring from Seller, and Seller is interested in selling to Buyer, the Business and all of its associated assets;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
Agreement

1.      Purchase and Sale of Purchased Assets.

1.1.           Purchase Price.   In exchange for the Purchased Assets (as defined below), Buyer shall transfer Seller CDN$1,050,000 and 4,000,000 shares of Buyer’s restricted common stock (the “Securities”). The parties agree that the fair value of this consideration is $US 882,000 in cash and $4,040,000 in restricted common stock.

1.2.           Purchased Assets.  Buyer hereby purchases, and Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, free and clear of all indebtedness and Encumbrances (as defined below), all of the rights of Seller in and to the following (collectively, the “Purchased Assets”):

(a)           all software, source code, object code, stored data, computer equipment, communication equipment, peripherals and other accessories, telephone numbers, technical information, any other technology, and all documentation related to any of the foregoing, used in connection with the Business, including, but not limited to, the items listed on Exhibit A (the “Technology”);

(b)           all patents, trademarks, service marks, logos, trade or brand names, fictitious business names, copyrights, any applications for any of the foregoing, any license rights with respect to any of the foregoing, and all other intellectual property rights, which relate to or are otherwise used in connection with the Business, including, but not limited to, the items listed on Exhibit A (the “Intellectual Property Rights”). For purposes of this agreement, the parties have agreed to allocate the fair market value of $4,922,000 to these assets.

(c)           all trade secrets, know-how (including, without limitation, proprietary know-how and use and application know-how) engineering and other drawings, secret processes and procedures, marketing, promotional and sales materials, business records, subscriber lists, supplier lists, sales and marketing data, marketing reports, mailing lists, and other materials and data, related to, or used in connection with the Business;

(d)           all leads, prospects and business Opportunities related to the Business and the Purchased Assets and the benefits under all agreements with vendors, customers and other third parties, used in connection with the Business Exhibit D;

(e)           all assignable claims, deposits, prepayments, product warranties, product guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment, indemnification and similar rights against the manufacturers and suppliers of any of the Purchased Assets, or against any other party, of any kind or nature;

(f)           all transferable licenses required to conduct the Business; and

(g)           all goodwill related to the Business, and any other assets of any nature, tangible or intangible, used in connection with the operation of the Business.

1.3.           Assumed Liabilities.  Buyer shall not assume, pay, perform, defend or discharge, and shall in no event be liable for, and Seller shall solely retain, pay, perform, defend and discharge, and shall retain sole liability for, all costs, losses, liabilities, damages, lawsuits, deficiencies, claims, expenses, debts, demands, guarantees or other obligations of Seller, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, related to the Business or otherwise; provided, Buyer shall assume liabilities related to the Purchased Assets and the Business that arise after the Closing.

2.      Representations and Warranties of Seller related to the Purchased Assets and the Business. Seller hereby represents and warrants to Buyer that:

2.1.           Authorization.  Seller has the requisite power and authority to enter into this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller, and constitutes a legal, valid and binding obligation enforceable against Seller in accordance with its terms.

2.2.           No Conflict or Violation.  Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, nor Buyer’s use of the Purchased Assets or operation of the Business will (a) violate, conflict with, result in a default under, termination of, or breach of, any contract, permit, authorization or concession which affects the Purchased Assets or the Business, (b) result in the creation of any lien, security interest, mortgage, adverse claim, restriction, or third party right, of any kind (an “Encumbrance(s)”) on the Purchased Assets or the Business, or (c) violate any statute, law, ordinance, regulation, rule, decree or order of any government entity.

2.3.           Litigation. There is no, nor has Seller been threatened with, any action, suit, investigation or proceeding by, against, involving or relating to any of the Purchased Assets or the Business, before any federal, state, municipal or other governmental entity or before any other third party, which could effect the transactions contemplated by this Agreement or have an adverse effect on the Purchased Assets, the Business or Buyer, nor has Seller any reason to believe any of the foregoing will occur.  There is no outstanding judgment, decree, court order, garnishment, attachment or writ issued with reference to any of the Purchased Assets or the Business, nor does Seller have reason to believe any of the foregoing exists or will occur.

2.4.           Government Authorization; Compliance with Law.  Seller has obtained, and at all relative times has maintained, each federal, state, county, local or foreign governmental consent, license, permit, grant, or other governmental authorization that is required for the operation of the Business and use of the Purchased Assets, except where such failure to obtain or maintain would not have an adverse effect on Buyer, the Business or the Purchased Assets, and all of such are in full force and effect.

2.5.           Title and Condition of the Purchased Assets; Absence of Undisclosed Liabilities.  Seller has good and marketable title to, and all rights and interests in and to, all of the Purchased Assets, and is in possession of the Purchased Assets, and has the absolute right to transfer the Purchased Assets and the Business free and clear of any Encumbrances, liabilities, damages, lawsuits, deficiencies, claims, debts or other obligations.  There is no indebtedness, liability or obligation of any nature, or commitment of any nature (whether accrued, absolute, contingent or otherwise and whether matured or unmatured), due or to become due with respect to the Purchased Assets or the Business.

2.6.           Books, Records and Financial Statements.  The books and records related to the Purchased Assets and the Business to which access was given Buyer prior to the date hereof accurately and fairly reflect, in all material respects, the activities, transactions, revenues and expenses related to the Business and the Purchased Assets.

2.7.           Sufficiency of Purchased Assets.  The Purchased Assets constitute all the assets used in operating the Business, and, except to the extent caused by the actions (or inaction) of Buyer following the Closing, will enable Buyer to operate the Business after the Closing in the same manner as operated by Seller prior to the Closing.  There is no agreement (non-compete or otherwise) between Seller and any third party, or any commitment that Seller has to any third party, or any judgment, injunction, order or decree which is binding upon Seller or the Purchased Assets, which has or reasonably could be expected to have the effect of prohibiting or impairing the conduct of the Business, or the use of the Purchased Assets, by Buyer.

2.8.           Intellectual Property.    All Technology and Intellectual Property Rights (collectively, “Intellectual Property”) are held by Seller, and upon the Closing, shall be held by Buyer, without any conflict with or infringement of the valid rights of others.  Seller has not received any notice of infringement upon or conflict with the asserted rights of others.  Seller has the right, and after the Closing, Buyer shall have the right, to use such Intellectual Property free and clear of any rights of others.  Seller has not disclosed any proprietary information which it uses in the operation of the Business, other than to employees and consultants of Seller, who have all executed and are bound by appropriate non-disclosure agreements.  In addition, Seller is not contractually obligated to pay any compensation to any third party with respect to any Intellectual Property, whether for the use, license, conveyance thereof, for any service which resulted in the creation thereof, or otherwise.

2.17.         Brokers and Finders.  Seller has not engaged any broker, finder or similar agent or incurred any other liability for any brokerage fees, commissions, finder’s fees or similar payments in connection with the transactions contemplated by this Agreement.

2.18.         Representations and Warranties Complete.  None of the representations or warranties made by Seller herein contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which made, not misleading.

3.      Representations and Warranties of Seller Related to Issuance of the Securities.    In connection with Seller’s acceptance of the grant of the Securities, Seller hereby represents and warrants to Buyer as follows:

(a)           Seller, in making the decision to accept the Securities, has relied solely upon independent investigations made by Seller and/or its representatives, if any.  Seller and/or its representatives during the course of this transaction, and prior to the acceptance of any Securities, has had the opportunity to ask questions of and receive answers from Buyer concerning the terms and conditions of the purchase of the Securities and to review any additional public information, documents, records and books relative to the business and the operations of Buyer.

(b)           Seller has sufficient knowledge and experience in financial and business matters such that it can represent itself and is capable of evaluating the merits and risks of the acceptance of the Securities.  Seller is not relying on Buyer with respect to the tax and other economic considerations of an investment in the Securities, and Seller has relied on the advice of, or has consulted with, only Seller’s own advisor(s).

(c)           Seller is acquiring the Securities for investment solely for Seller’s own account and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 , as amended (the “Act”), and Seller has no present intention of selling, offering to sell or otherwise disposing of or distributing the Securities or any portion thereof in any transaction other than a transaction exempt from registration under the Act, and that the entire legal and beneficial interest of the Securities that Seller may acquire pursuant to this Agreement is being acquired for, and will be held for, Seller’s account only, and neither in whole nor in part for any other person;

(d)           Seller has not seen or received any advertisement or general solicitation with respect to any sale of the Securities;

(e)           Seller has a preexisting personal or business relationship with Buyer or its officers and directors such that Seller is aware of Buyer’s plans, operations and financial condition, and that Seller has business and financial experience such that Seller has the capacity to protect Seller’s own interest in acquiring the Securities;

(f)           Seller realizes that it’s acquisition of the Securities is a highly speculative investment and that Seller is able, without impairing Seller’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss on Seller’s investment;

(g)           Seller understands that the Securities have not been registered under the Act by reason of a specific exemption under Section 4(2) of the Act, which exemption depends upon, among other things, the bona fide nature of Seller’s investment intent as expressed herein, and that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available;

(h)           Seller and Seller’s advisors have had the opportunity to review, and have reviewed, Buyer’s books and records, financial statements, and any other information about Buyer’s business affairs, financial condition, status and operations (collectively, “Buyer Records”), as they deemed necessary to reach an informed and knowledgeable decision as to whether to accept this grant of Securities under the terms and conditions set forth  herein; and

(i)           Seller qualifies as an “accredited investor” pursuant to Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  Seller has such business and financial experience as is required to give Seller the capacity to protect Seller’s own interests in connection with the acceptance of the grant of Securities.

3.      Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

3.1.           Organization.  Buyer is a corporation duly organized, existing, and in good standing under the laws of Delaware. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Buyer have been duly authorized, and no further corporate authorization is necessary on the part of Buyer.

3.2.           Consents. No consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery, and performance of this Agreement, except as otherwise required in connection with the issuance of shares of common stock to Seller as set forth above.

3.3.           Representations and Warranties Complete.  None of the representations or warranties made by Buyer herein, contains or will contain as of the Closing, any untrue statement of a material fact, or omits or will omit as of the Closing, to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which made, not misleading.

4.      Closing.   The sale of the Purchased Assets shall close immediately upon the execution of this Agreement and the Patent Assignment and Trademark Assignment which are attached hereto as Exhibit B and Exhibit C, respectively (the “Closing”).

5.      Additional Covenants.

5.1.           General Assistance.  To facilitate the orderly transfer of the Purchased Assets, Seller shall cooperate with and assist Buyer, and use his best efforts to obtain all necessary approvals and consents for the transactions contemplated hereby, and otherwise use his best efforts to transfer to Buyer all of Seller’s right, title and interest in and to the Purchased Assets and the exclusive rights to use the Purchased Assets.

5.2.           Affirmative Covenants.

(a)           Covenant Not to Compete.   As partial consideration for the purchase price, neither Seller nor any of his Affiliated Entities (as defined below), shall for a period of five (5) years following the Closing, anywhere in the world, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business which competes with the Business or Purchased Assets.   The term “Affiliates” as used in this Agreement means a party’s Affiliated Entities (as defined below), and any representatives, agents, officers, employees, shareholders, directors, trustees, partners, members and managers of such party or of such party’s Affiliated Entities, and each of their respective successors and assigns.   The term “Affiliated Entities” as used in this Agreement means any person or entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the applicable party.  The term “controls” as used herein (including the terms “controls,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to vote, or direct the vote of, fifty percent (50%) or more of the outstanding voting securities of a person or entity.

(a)           Confidentiality.  Seller acknowledges that it will have access to certain Confidential Information (as defined below) of Buyer, and agrees that neither he nor his Affiliated Entities, will not use for his own account or the account of any third party (except as required by law), or disclose to any third party, any of Buyer’s Confidential Information, and will take reasonable precautions to protect the confidentiality of such information.  “Confidential Information” includes information about all Intellectual Property, trade secrets, business plans, product offerings, technical specifications, source code, strategies, methods and/or practices, and any other information relating to the other party, which is not generally known to the public.  Seller acknowledges Buyer other party shall suffer irreparable injury not compensable by money damages in the event of an unauthorized use or disclosure of its Confidential Information, and therefore, agrees that Buyer shall be entitled, in addition to any other available remedy at law or equity, to injunctive relief to prevent or curtail any such use or disclosure, threatened or actual, without the necessity of posting a bond.

(b)        Scope.  Seller acknowledges that a breach of the covenants contained in this Section 5.2 will cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Seller agrees that if the covenants contained in this Section are breached, in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to specific performance and injunctive relief, without, in the event of a final judgment, posting a bond or other security.  In the event any of the covenants in this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, or over too great a geographical area, or by reason of it being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

6.      Indemnification.  Subject to the survival provisions set forth below, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its Affiliates from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), incurred in connection with, arising out of, resulting from or incident to any breach of any representation or warranty made by Seller in this Agreement, or any claim by any person brought against Buyer and/or any of its Affiliates related to, in connection with or arising from the operation of the Business or use of the Purchased Assets prior to the Closing.  Subject to the survival provisions set forth below, Buyer hereby agrees to indemnify, defend and hold harmless Seller and his Affiliates, from and against any and all Damages incurred in connection with the operation of the Business or use of the Purchased Assets following the Closing.

7.      Miscellaneous.

7.1.           Survival.  The representations and warranties of the parties set forth in this Agreement shall survive for a period of five (5) years after the date hereof.

7.2.           Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

7.3.           Notice.  Any notice or communication required to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail (return receipt requested), to the parties at their respective addresses listed on the signature page hereto (or at such other address for a party as shall be specified by like notice). Notice shall be deemed given and received on the date sent if sent by facsimile or personal delivery; three days after the date sent if sent by registered or certified mail; and one day after the date sent if sent by overnight courier.

7.4.           Modification; Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement may be modified only by a writing signed by both parties.

7.5.           Governing Law; Attorneys’ Fees.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.  The parties hereby agree that any service of process may be affected on such party by delivering such process by hand, depositing it with an overnight courier, or mailing it by registered or certified mail to such party.  Upon default, the breaching party agrees to pay to the non-breaching party reasonable attorneys' fees, plus all other reasonable expenses, incurred by the non-breaching party in exercising any of the non-breaching party’s rights and remedies.

7.6.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7.7.           Waiver.  Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted to both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

7.8.           Independent Advice of Counsel.  Buyer and Sellers each acknowledge that they have been represented by independent legal counsel in connection with this Agreement and have consulted with such legal counsel.

7.9.           Counterparts and Facsimile Signatures.  The parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, be deemed signed by all of the parties.  Each counterpart shall be deemed an original instrument as against any party who signed it.  A facsimile signature by any party shall be acceptable and shall result in this Agreement being valid and enforceable against such party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“Seller” LBS VENTURES, INC. /s/ Gino Porco Gino Porco, President Address: 81 Chartwell Rd. Toronto, Ontario	“Buyer” MyScreen Mobile, Inc. /s/ T. Rodrigues Print Name: Terrence Rodrigues Print Title: CEO

Exhibit A

CERTAIN ASSETS

(1)	United States Trademark Application for “GEOLOC”, Serial number 77623152.

(2)
United States Provisional Patent Application No.  61/112,263, entitled “System And Method Of Gathering And Storing Mobile Location Data To Develop A Predictive Behavioural Pattern And Probability Of Future Behaviour Determination”, filed November 7, 2008.

Exhibit B

PATENT ASSIGNMENT

WHEREAS, we, LBS VENTURES, INC., and GINO PORCO, have invented a new and useful device and improvements thereto, related to a “System And Method Of Gathering And Storing Mobile Location Data To Develop A Predictive Behavioural Pattern And Probability Of Future Behaviour Determination,” for which we have filed a Provisional Patent Application (the “Application”) in the United States, Application No. 61/112,263, filed on November 7, 2008 (the “INVENTION”).

AND WHEREAS, MY SCREEN MOBILE, INC. (hereinafter "ASSIGNEE"), a  Delaware corporation with its principal place of business at 136 Yorkville Avenue, Suite 300, Toronto, ON, Canada M5R 3C6, has acquired from us, the entire right, title, and interest in and to said INVENTION and said Application:

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, we, the said inventors, do hereby acknowledge that we have sold, assigned, transferred and set over, and by these presents do hereby sell, assign, transfer and set over, unto the ASSIGNEE, and its successors, legal representatives and assigns, the entire right, title, and interest throughout the world in, to and under the INVENTION, and the said Application and all provisional applications and patent applications relating thereto, and all divisions, renewals and continuations thereof, and all Letters Patent of the United States which may be granted thereon and all reissues and extensions thereof, and all rights of priority under International Conventions and applications for Letters Patent which have been, may hereafter be, filed for said INVENTION in any country or countries foreign to the United States, and all Letters Patent which may be granted for said INVENTION in any country or countries foreign to the United States and all extensions, renewals and reissues thereof; and we hereby authorize and request the Commissioner of Patents of the United States, and any Official of any country or countries foreign to the United States, whose duty it is to issue patents on applications as aforesaid, to issue all Letters Patent for said INVENTION to the ASSIGNEE and its successors, legal representatives and assigns, in accordance with the terms of this instrument.

AND WE HEREBY represent and warrant that we own, and upon consummation of this assignment, ASSIGNEE shall own, the INVENTION free and clear of any third party rights, security interest, mortgage, deed of trust, charge, pledge, proxy, adverse claim, lien, equity, power of attorney, or restriction of any kind, including, but not limited to, any restriction or servitude on the use, transfer, receipt of income, or other exercise of any attributes of ownership of the INVENTION.

AND WE HEREBY represent and warrant that each of the patents referred to above are currently pending and are in good standing with the United State Patent Office and the applicable foreign governmental agencies, we have timely responded to all office actions, and there are no impending response dates, filing dates or other deadlines with respect to any of the patents.

AND WE HEREBY covenant and agree that we will communicate to the ASSIGNEE, and its successors, legal representatives and assigns, any facts known to us respecting said INVENTION, and testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing and reissue applications, make all rightful oaths and generally do everything possible to aid the said ASSIGNEE, and its successors, legal representatives and assigns, to obtain and enforce proper patent protection for said INVENTION in all countries.

IN TESTIMONY WHEREOF, I hereunto set my hand and seal this 10th day of November, 2008.

LBS VENTURES, INC. /s/ Gino Porco Gino Porco, President	/s/ Gino Porco Gino Porco, an individual

Exhibit C

TRADEMARK ASSIGNMENT AGREEMENT

WHEREAS, we, LBS VENTURES, INC., and GINO PORCO, have filed, and own the rights to, a certain trademark application (the “Application”) for “GEOLOC”, Serial number 77623152 (the “MARK”).

AND WHEREAS, MY SCREEN MOBILE, INC. (hereinafter "ASSIGNEE"), a  Delaware corporation with its principal place of business at 136 Yorkville Avenue, Suite 300, Toronto, ON, Canada M5R 3C6, has acquired from us, the entire right, title, and interest in and to the MARK and the Application:

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, we, the said owners of the Mark, do hereby acknowledge that we have sold, assigned, transferred and set over, and by these presents do hereby sell, assign, transfer and set over, unto the ASSIGNEE, and its successors, legal representatives and assigns, the entire right, title, and interest throughout the world in, to and under the MARK, and all variations thereof, including without limitation, the Application, and any common law and all other rights relating to the Mark, together with the goodwill of the business connected with the use of the Mark, the right to sue and recover for, and the right to the profits or damages due or accrued arising out of or in connection with any and all past, present or future infringements or passing off or dilution of or damage or injury to the Mark or such represented goodwill, and all other benefits and rights of ownership of the Mark.

AND WE HEREBY represent and warrant that we own, and upon consummation of this assignment, ASSIGNEE shall own, the MARK free and clear of any third party right, security interest, mortgage, deed of trust, charge, pledge, proxy, adverse claim, lien, equity, power of attorney, or restriction of any kind, including, but not limited to, any restriction or servitude on the use, transfer, receipt of income, or other exercise of any attributes of ownership of the MARK.

AND WE HEREBY represent and warrant that the Mark referred to above is currently pending and is in good standing with the United State Patent & Trademark Office and the applicable foreign governmental agencies, we have timely responded to all office actions, and there are no impending response dates, filing dates or other deadlines with respect to the Mark.

AND WE HEREBY covenant and agree that we will communicate to the ASSIGNEE, and its successors, legal representatives and assigns, any facts known to us respecting said MARK, and testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing and reissue applications, make all rightful oaths and generally do everything possible to aid the ASSIGNEE, and its successors, legal representatives and assigns, to obtain and enforce proper trademark protection for said MARK in all countries.

IN TESTIMONY WHEREOF, I hereunto set my hand and seal this 10th day of November, 2008.

LBS VENTURES, INC. /s/ Gino Porco Gino Porco, President	/s/ Gino Porco Gino Porco, an individual

Exhibit D

Geoloc Prospects

Corporate Multi-User deployment
CDG Glass
-	Miami Florida

UAP – United Auto Parts
-	Brampton, Ontario

Grupo Lala
-	Mexico City, Mexico

EMC
-	Multiple US offices

Adamson- Associates
-	Toronto, Ontario

Collins Auto Parts
-	Toronto, Ontario

Mobile Operators
Telus
-	Vancouver, BC

Softcom
-	Tokyo, Japan